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LabMorgan                                                              LABMORGAN
J.P. Morgan & Co. Incorporated
15 Broad Street
New York, NY 10260-0023

labmorgan.com

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News release: Immediate                                            April 6, 2000


                    TRANSACTPLUS, INC. LAUNCHED BY LABMORGAN

       First Virtual Enterprise Network will be critical to the growth of
                                 B2B e-commerce

       LabMorgan, the e-finance unit of J.P. Morgan, today announced the creation of TransactPlus, Inc. - an independent firm that provides a global network for companies to plug into and gain instant access to universal business to business integration services.

       B2B's rapidly growing web of exchanges, application service providers, partners, suppliers, and customers is creating an urgent need to connect systems across company boundaries. Companies who have attempted to implement solutions so far have been frustrated by the costs and complexity of creating and operating a secure, global, and mission critical B2B infrastructure.

       TransactPlus enables companies to dramatically lower the costs and risks of their B2B integration efforts by plugging into the TransactPlus Virtual Enterprise Network. With TransactPlus, companies identify, validate, and connect with each other in a 24x7, secure, globally available environment, without costly software or operational management expense. TransactPlus provides reliable, integrated directory, security, and messaging services that any company can easily plug into over the Internet. Additionally, the open architecture allows the continuous enrichment of TransactPlus's services through partner alliances.

       "The reinvention of the 20th century vertically integrated business into the 21st century virtual business requires the support of simple, secure, and low-cost transactions between businesses," said Allan Lees, CEO of TransactPlus. "The value of TransactPlus is that it addresses this universal business need in an immediately accessible way. TransactPlus is the 'to' in B2B."

       The TransactPlus Virtual Enterprise Network is based on technology developed by J.P. Morgan, where it is used to manage $800 billion of transactions every day across the Americas, Europe, and Asia.

       LabMorgan is investing $3 million in TransactPlus and transferring key networking technology to the new company. J.P. Morgan will be a customer of TransactPlus and several J.P. Morgan employees have joined the new company.



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JPMORGAN        Press contacts:
                TransactPlus                  Michael Brill        415-902-7097
                J.P. Morgan                   Ned McCormack        212-648-9526
                                              Michael Golden       212-648-3784


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       "TransactPlus is an example of J.P. Morgan finding innovative ways to unleash its extensive technology expertise for the benefit of the market at large," said Peter Miller, a LabMorgan practice leader and J.P. Morgan's former CIO. "The complex, global trading problems we've solved using this technology require essentially the same solution as the broader B2B market now demands. What's exciting about TransactPlus is that we can now offer our solution in a way that promises to accelerate commerce across the entire B2B market."

       TransactPlus will be getting its first partners and customers operational over the next 90 days.

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TRANSACTPLUS FOUNDING TEAM

TransactPlus has an experienced management team including Allan Lees, formerly founding CEO of ObjectSwitch Corp., John Buie, formerly VP of Business Intelligence Solutions at Oracle Corp., Michael Brill, formerly VP Marketing at WhiteLight Systems, Inc., Kenner Stross, formerly lead architect at WhiteLight Systems, and David Fiore, formerly CFO at Monterey Design Systems.

ABOUT TRANSACTPLUS

TransactPlus is based in San Francisco, CA. TransactPlus is building a global Virtual Enterprise Network to facilitate B2B e-commerce. TransactPlus is receiving initial funding and technology from LabMorgan. Visit its website at www.transactplus.com.

ABOUT LABMORGAN

LabMorgan is the e-finance unit of J.P. Morgan. LabMorgan identifies, implements, and invests in e-commerce ideas that shape the future of financial services. Visit its website at www.labmorgan.com.

ABOUT J.P. MORGAN

J.P. Morgan is a leading global financial services firm that meets the critical financial needs of business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. It also commits its own capital to promising enterprises and invests and trades to capture market opportunities. Visit its website at www.jpmorgan.com.